EXHIBIT 10.3

FOURTEENTH AMENDMENT TO AMENDED AND RESTATED
RECEIVABLES PURCHASE AGREEMENT

THIS FOURTEENTH AMENDMENT TO AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT, dated as of September 18, 2019 (this “Amendment”) is entered into among AMERISOURCE RECEIVABLES FINANCIAL CORPORATION, a Delaware corporation (in such capacity, the “Seller”), AMERISOURCEBERGEN DRUG CORPORATION, a Delaware corporation, as the initial Servicer (in such capacity, the “Servicer”), the PURCHASER AGENTS and PURCHASERS listed on the signature pages hereto, RELIANT TRUST (“Reliant”), as an Uncommitted Purchaser, THE TORONTO-DOMINION BANK (“TD Bank”), as a Related Committed Purchaser and a Purchaser Agent, and MUFG BANK, LTD. (F/K/A THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.), as administrator (in such capacity, the “Administrator”).

R E C I T A L S
The Seller, Servicer, the Purchaser Groups, and the Administrator are parties to that certain Amended and Restated Receivables Purchase Agreement, dated as of April 29, 2010 (as amended, supplemented or otherwise modified from time to time, the “Agreement”).
The parties hereto desire to join Reliant as a party to the Agreement as an Uncommitted Purchaser and TD Bank as a party to the Agreement as a Related Committed Purchaser and a Purchaser Agent.
The parties hereto desire to amend the Agreement as hereinafter set forth.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Certain Defined Terms. Capitalized terms used but not defined herein shall have the meanings set forth for such terms in Exhibit I to the Agreement.

2.Amendments to the Agreement. As of the Effective Date (as defined below), the Agreement is hereby amended to incorporate the changes shown on the marked pages of the Agreement attached hereto as Exhibit A.

3.Joinder.

(a)TD Bank as a Related Committed Purchaser. From and after the date hereof, TD Bank shall be a party to the Agreement as a “Related Committed Purchaser” for all purposes thereof and of the other Transaction Documents, and TD Bank accepts and assumes all related rights and agrees to be bound by all of the terms and provisions applicable to “Related Committed Purchasers” contained in the Agreement and the other Transaction Documents.

(b)Reliant as an Uncommitted Purchaser. From and after the date hereof, Reliant shall be a party to the Agreement as an “Uncommitted Purchaser” for all purposes thereof and of the other Transaction Documents, and Reliant accepts and assumes all related rights and agrees to be bound by all of the terms and provisions applicable to “Uncommitted Purchasers” contained in the Agreement and the other Transaction Documents

(c)Appointment of TD Bank as Purchaser Agent of Reliant Trust’s Purchaser Group. TD Bank and Reliant hereby designate TD Bank as their Purchaser Agent and TD Bank hereby accepts such designation and acknowledges and agrees to perform each of the roles and responsibilities of Purchaser Agent for TD Bank and Reliant in its capacity of Purchaser Agent for Reliant, TD Bank and each of the other members of Reliant Trust’s Purchaser Group.

(d)Independent Credit Decision. Each of TD Bank and Reliant hereby confirms that it has, independently and without reliance upon the Administrator, any Purchaser or any Purchaser Agent and based on such documents and information as it has deemed appropriate, made and will continue to make its own appraisal of any investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, the Servicer, the Performance Guarantor or the Originators, and the Receivables and made its own evaluation and decision to enter into this Amendment and the Agreement.

(e)Notice Addresses. TD Bank’s and Reliant’s addresses for notices under the Agreement shall be the following:

If to The Toronto-Dominion Bank:
The Toronto-Dominion Bank
130 Adelaide Street West
12th Floor
Toronto, ON, M5H 3P5
Attn:     ASG Asset Securitization
Email: asgoperations@tdsecurities.com;
Kristi.Pahapill@tdsecurities.com;
Nicolas.Mounier@tdsecurities.com

If to Reliant Trust:

Reliant Trust
130 Adelaide Street West
12th Floor
Toronto, ON, M5H 3P5
(f)Consent to Joinder. Each of the parties hereto (i) consents to the foregoing joinder of (A) TD Bank as a party to the Agreement in the capacities of a “Related Committed Purchaser” and a “Purchaser Agent” and (B) Reliant in the capacity of an “Uncommitted Purchaser”, (ii) expressly waives any notice or other applicable requirements set forth in any Transaction Document as a prerequisite or condition precedent to such joinders (other than as set forth herein) and (iii) acknowledges and agrees that this Section 3 is in form and substance substantially similar to an Assumption Agreement.

4.Non-Ratable Purchases and Consent.

(a)As of the date hereof and prior to giving effect to this Amendment, the Group Invested Amount for each Purchaser Group is the amount set forth on Schedule I attached hereto. In connection with the amendment of the Commitment with respect to each Related Committed Purchaser pursuant to this

Amendment, the parties hereto desire to provide for the rebalancing of the Aggregate Invested Amount, on the terms and subject to the conditions described below.

(b)Seller hereby requests that solely on a one time basis on the date hereof, that the Purchasers in each of the Wells Fargo Bank, National Association Purchaser Group, the Reliant Trust Purchaser Group and the PNC Bank, National Association Purchaser Group (each such Purchaser Group, a “Subject Purchaser Group”) make a non-pro rata Incremental Purchase on the date hereof in the applicable amount set forth opposite its name in Part I of Schedule II attached hereto. Each of the parties hereto hereby agrees that for administrative convenience, the proceeds of such Incremental Purchase shall be applied by the Seller as a partial repayment of the Group Invested Amount of the Mizuho Bank, Ltd. Purchaser Group, the Liberty Street Funding LLC Purchaser Group and the Victory Receivables Corporation Purchaser Group.

(c)The Purchaser Agents for each of the Subject Purchaser Groups hereby acknowledge receipt of the Purchase Notice set forth in clause (b) above and hereby agree (i) subject to the satisfaction of each of the conditions set forth in Section 6.2 of the Agreement, that the Purchasers in its applicable Purchaser Group will make the Incremental Purchase requested above and (ii) that the provisions of this Amendment are in all material respects equivalent to the form of “Purchase Notice” set forth as Exhibit II to the Agreement and waive the notice requirement set forth in Section 1.2 of the Agreement.

(d)After giving effect to the non-pro rata Incremental Purchase set forth above, the non-pro rata repayment of the Investment Amount set forth above and the netting of payments set forth in Section 5 below, each of the parties hereto hereby agree that the Group Invested Amount for each Purchaser Group shall be the amount set forth on Schedule III attached hereto.

(e)All accrued and unpaid CP Costs, Yield and fees that accrued prior to the date hereof on or with respect to the portion of the Investment Amount that is being repaid on the date hereof pursuant to this Section 4 shall be payable by the Seller to the applicable Purchasers on the next occurring Settlement Date in accordance with the terms of the Agreement and the other Transaction Documents.

(f)Each of the parties hereto consents to the foregoing non-pro rata Incremental Purchase set forth above and the non-ratable repayment of a portion of the Investment Amount set forth above, in each case, on the terms set forth in Sections 4 and 5 and on a one-time basis.

5.Netting of Certain Amounts.

(a)For administrative convenience and in order to minimize the number of required financial transfers pursuant to Section 4 above, the Seller and each of the other applicable parties hereto desires to net such payments.

(b)In order to accomplish such netting of payments:

(i)the Seller hereby directs each Subject Purchaser Group to send by wire transfer of immediately available funds, the applicable amount set forth opposite its name in Part I of Schedule II attached hereto to the Administrator for distribution as set forth in clause (ii) below;

(ii)the Seller hereby directs the Administrator to send by wire transfer of immediately available funds, the applicable amounts set forth in Part II of Schedule II to the applicable Purchasers; and

(iii)each party hereto hereby agrees to the foregoing clauses (i) through (ii) and the netting of certain amounts as set forth in Part II of Schedule II hereto.

(c)Payment of each portion of the amounts set forth in clause (b) above shall be made by wire transfer of immediately available funds in accordance with the applicable payment instructions set forth on Schedule II hereto.

(d)For the avoidance of doubt, the applicable Purchasers shall not remit funds directly to the Seller in connection with the Incremental Purchase described in Section 4(b) hereto but shall instead remit net payments as set forth in clause (b)(i) above.

(e)Notwithstanding the provisions of clause (b) above, in the event that the Administrator does not receive the amounts set forth in clause (b)(i) by 3:00 p.m. (New York time) on the date hereof, the Administrator shall promptly return to the applicable Purchasers the amounts distributed by such Purchasers to the Administrator pursuant to clause (b)(i) above.

6.Representations and Warranties; Covenants. Each of the Seller and the Servicer (on behalf of the Seller) hereby certifies, represents and warrants to the Administrator, each Purchaser Agent and each Purchaser that on and as of the date hereof:

(a)each of its representations and warranties contained in Article V of the Agreement is true and correct, in all material respects, as if made on and as of the Effective Date;

(b)no event has occurred and is continuing, or would result from this Amendment or any of the transactions contemplated herein, that constitutes an Amortization Event or Unmatured Amortization Event;

(c)the Facility Termination Date for all Purchaser Groups has not occurred; and

(d)the Credit Agreement has not been amended since September 18, 2019.

7.Effect of Amendment. Except as expressly amended and modified by this Amendment, all provisions of the Agreement shall remain in full force and effect. After this Amendment becomes effective, all references in the Agreement and each of the other Transaction Documents to “this Agreement”, “hereof”, “herein”, or words of similar effect referring to the Agreement shall be deemed to be references to the Agreement, as amended by this Amendment. This Amendment shall not be deemed to expressly or impliedly waive, amend or supplement any provision of the Agreement (or any related document or agreement) other than as expressly set forth herein.

8.Effectiveness. This Amendment shall become effective on the date hereof (the “Effective Date”) upon satisfaction of each of the following conditions:

(a)receipt by the Administrator and each Purchaser Agent of counterparts of (i) this Amendment, (ii) that certain Third Amendment to Amended and Restated Performance Undertaking, dated as of the date hereof, by and among the Seller, the Performance Guarantor, the Administrator and each Purchaser Agent (the “Performance Undertaking Amendment”) and (iii) the amended and restated fee letter, dated as of the date hereof, by and among the Seller, the Servicer, the Administrator and each Purchaser Agent;

(b)the Administrator and each Purchaser Agent shall have received all accrued and unpaid fees, costs and expenses to the extent then due and payable to it or the Purchasers on the Effective Date;

(c)a reliance letter from the Seller’s counsel confirming that TD Bank and Reliant may rely upon any opinions previously delivered by the Seller’s counsel in connection with the Agreement or any other Transaction Document as if TD Bank and Reliant were an addressee thereof; and

(d)receipt by each Purchaser Agent of such officer certificates, good standing certificates, other documents and instruments as a Purchaser Agent may reasonably request, in form and substance satisfactory to such Purchaser Agent.

9.Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, and each counterpart shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Counterparts of this Amendment may be delivered by facsimile transmission or other electronic transmission, and such counterparts shall be as effective as if original counterparts had been physically delivered, and thereafter shall be binding on the parties hereto and their respective successors and assigns.

10.Governing Law. This Amendment shall be governed by, and construed in accordance with the law of the State of New York without regard to any otherwise applicable principles of conflicts of law (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

11.Section Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment, the Agreement or any other Transaction Document or any provision hereof or thereof.

12.Transaction Document. This Amendment shall constitute a Transaction Document under the Agreement.

13.Severability. Each provision of this Amendment shall be severable from every other provision of this Amendment for the purpose of determining the legal enforceability of any provision hereof, and the unenforceability of one or more provisions of this Amendment in one jurisdiction shall not have the effect of rendering such provision or provisions unenforceable in any other jurisdiction.

14.Ratification.    After giving effect to this Amendment, the Performance Undertaking Amendment and the transactions contemplated hereby and thereby, all of the provisions of the Performance Undertaking shall remain in full force and effect and the Performance Guarantor hereby ratifies and affirms the Performance Undertaking and acknowledges that the Performance Undertaking has continued and shall continue in full force and effect in accordance with its terms.

[signature pages begin on next page]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.
AMERISOURCE RECEIVABLES FINANCIAL CORPORATION, as Seller

By:/s/ J.F. Quinn
Name:    J.F. Quinn
Title:    Vice President & Corporate Treasurer

AMERISOURCEBERGEN DRUG CORPORATION, as initial Servicer

By:/s/ J.F. Quinn
Name:    J.F. Quinn
Title:    Vice President & Corporate Treasurer

Acknowledged and Agreed

AMERISOURCEBERGEN
CORPORATION

By:/s/ J.F. Quinn
Name:    J.F. Quinn
Title:    Vice President & Corporate
Treasurer

MUFG BANK, LTD.,
as Administrator

By:/s/ Eric Williams
Name:    Eric Williams
Title: Managing Director

VICTORY RECEIVABLES CORPORATION, as an Uncommitted Purchaser

By:/s/ Kevin J. Corrigan
Name:    Kevin J. Corrigan
Title: Vice President

MUFG BANK, LTD.,
as Purchaser Agent for Victory Receivables Corporation

By:/s/ Eric Williams
Name:    Eric Williams
Title: Managing Director

MUFG BANK, LTD.,
as Related Committed Purchaser for Victory Receivables Corporation

By:/s/ Eric Williams
Name:    Eric Williams
Title: Managing Director

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as an Uncommitted Purchaser

By:/s/ Eero Maki
Name:    Eero Maki
Title: Managing Director

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Purchaser Agent and Related Committed Purchaser for Wells Fargo Bank, National Association

By:/s/ Eero Maki
Name:    Eero Maki
Title: Managing Director

LIBERTY STREET FUNDING LLC,
as an Uncommitted Purchaser

By:/s/ Kevin J. Corrigan
Name:    Kevin J. Corrigan
Title: Vice President

THE BANK OF NOVA SCOTIA,
as Purchaser Agent and Related Committed Purchaser for Liberty Street Funding LLC

By:/s/ Doug Noe
Name: Doug Noe
Title: Managing Director

PNC BANK, NATIONAL ASSOCIATION,
as a Purchaser Agent, Uncommitted Purchaser and Related Committed Purchaser

By:/s/ Eric Bruno
Name:    Eric Bruno
Title: Senior Vice President

MIZUHO BANK, LTD.,
as a Purchaser Agent,
Uncommitted Purchaser and
Related Committed Purchaser

By:/s/ Richard A. Burke
Name:    Richard A. Burke
Title: Managing Director

THE TORONTO-DOMINION BANK,
as a Purchaser Agent and
Related Committed Purchaser

By:/s/ Bradley Purkis
Name:    Bradley Purkis
Title: Managing Director

COMPUTERSHARE TRUST COMPANY OF CANADA, in its capacity as trustee of RELIANT TRUST, by its U.S. Financial Services Agent, THE TORONTO-DOMINION BANK,
as an Uncommitted Purchaser

By:/s/ Bradley Purkis
Name:    Bradley Purkis
Title: Managing Director

EXHIBIT A
(attached)

EXECUTION VERSION
Exhibit A to ~~Thirteenth~~Fourteenth Amendment dated ~~October 31, 2018~~September 18, 2019
CONFORMED COPY includes
First Amendment dated 4/28/11
Second Amendment dated 10/28/11
Third Amendment dated 11/16/12
Fourth Amendment dated 1/16/13
Fifth Amendment dated 6/28/13
Sixth Amendment dated 10/7/13
Seventh Amendment dated 7/17/14
Eighth Amendment dated 12/5/14
Omnibus Amendment dated 11/4/15
Tenth Amendment dated 6/21/16
Eleventh Amendment 11/18/16
Twelfth Amendment 12/18/17
Thirteenth Amendment 10/31/2018

AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT

DATED AS OF APRIL 29, 2010

AMONG

AMERISOURCE RECEIVABLES FINANCIAL CORPORATION, AS SELLER,

AMERISOURCEBERGEN DRUG CORPORATION, AS INITIAL SERVICER,

THE VARIOUS PURCHASERS GROUPS FROM TIME TO TIME PARTY HERETO

AND

MUFG BANK, LTD. (F/K/A THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.), AS ADMINISTRATOR

third, ratably to the payment of all accrued and unpaid fees under the Fee Letters, fourth, to the ratable reduction of Aggregate Invested Amount, fifth, for the ratable payment of all other Aggregate Unpaids, and sixth, after the Final Payout Date, to Seller.
Section 2.4     Payment Rescission. No payment of any of the Aggregate Unpaids shall be considered paid or applied hereunder to the extent that, at any time, all or any portion of such payment or application is rescinded by application of law or judicial authority, or must otherwise be returned or refunded for any reason. Seller shall remain obligated for the amount of any payment or application so rescinded, returned or refunded, and shall promptly pay to the applicable Purchaser Agent (for application to the Person or Persons who suffered such rescission, return or refund) the full amount thereof, plus interest thereon at the Default Rate from the date of any such rescission, return or refunding.

Section 2.5    Clean Up Call. In addition to Seller’s rights pursuant to Section 1.3, Seller shall have the right (after providing the Administrator and each Purchaser Agent with at least two (2) Business Days prior notice), at any time following the reduction of the Aggregate Invested Amount to a level that is less than 10.0% of the original Purchase Limit, to repurchase all, but not less than all, of the then outstanding Receivable Interests plus any Broken Funding Costs. The purchase price in respect thereof shall be an amount equal to the Aggregate Unpaids through the date of such repurchase, payable in immediately available funds in accordance with Section 2.3(b). Such repurchase shall be without representation, warranty or recourse of any kind by, on the part of, or against any Purchaser, any Purchaser Agent or the Administrator.

ARTICLE III.

COMMERCIAL PAPER FUNDING

Section 3.1    CP Costs. Seller shall pay CP Costs with respect to the Invested Amount of all Receivable Interests funded through the issuance of Commercial Paper or otherwise funded by Reliant Trust.

Section 3.2    Calculation of CP Costs. On each Business Day, each Purchaser (or the applicable Purchaser Agent on its behalf) shall calculate the aggregate amount of CP Costs applicable to its Receivable Interests accrued through the end of the preceding Business Day and shall notify Seller of such aggregate amount; provided, however, if any Conduit Purchaser is unable or unwilling to make such daily calculation, such Conduit Purchaser (or the applicable Purchaser Agent on its behalf) shall only be required to notify the Seller on the first Business Day of each calendar week with respect to the applicable CP Costs for each Business day in the preceding week.

Section 3.3    CP Costs Payments. On each Settlement Date, Seller shall pay to the applicable Purchaser Agent (for the benefit of the related Conduit Purchaser) an aggregate amount equal to all accrued and unpaid CP Costs in respect of the portion of the Invested Amounts of all Receivable Interests funded by such Conduit Purchaser with Commercial Paper or otherwise funded by Reliant Trust for the Calculation Period then most recently ended in accordance with Article II.

or other agreements to which the Servicer is a party or by which it or any of its properties (now owned or hereafter acquired) may be subject or bound, which would have a material adverse effect on the financial position or results of operations of the Servicer or result in rendering any debt in excess of $10,000,000 evidenced thereby due and payable prior to its maturity or result in the creation or imposition of any Lien pursuant to the terms of any such instrument or agreement upon any property (now owned or hereafter acquired) of the Servicer. The Servicer has not entered into any agreement with any Obligor prohibiting, restricting or conditioning the assignment of any portion of the Receivables.

(f)    No Amortization Event. No event has occurred and is continuing and no condition exists which constitutes a Amortization Event.

(g)    Accurate and Complete Disclosure. No information furnished by a Responsible Officer of the Servicer to the Administrator, any Purchaser Agent or any Purchaser pursuant to or in connection with this Agreement or any transaction contemplated hereby is false or misleading in any material respect as of the date as of which such information was furnished (including by omission of material information necessary to make such information not misleading).

(h)    No Proceedings. There are no proceedings or investigations pending, or to the knowledge of the Servicer, threatened, before any Official Body (A) asserting the invalidity of the Transaction Documents, (B) seeking to prevent the consummation of any of the transactions contemplated by the Transaction Documents, or (C) seeking any determination or ruling that might materially and adversely affect (i) the performance by either the Seller or the Servicer of its obligations under this Agreement or (ii) the validity or enforceability of the Transaction Documents, the Contracts or any material amount of the Receivables.

(i)    No Change in Ability to Perform. Since the date on which the Servicer accepted its duties hereunder, there has been no material adverse change in the ability of the Servicer to perform its obligations hereunder.

(j)    Credit and Collection Policy. The Credit and Collection Policy has been complied with in all material respects in regard to each Receivable and related Contract.

(k)    Financial Condition. The consolidated balance sheet of the AmerisourceBergen and its Consolidated Subsidiaries (which shall include the Servicer) as at the most recent Fiscal Year end and the related statements of income and cash flows of AmerisourceBergen and its Consolidated Subsidiaries for the fiscal year then ended, certified by Ernst & Young LLP, independent accountants, or another nationally recognized firm of independent accountants, are available as a matter of public record. The ~~Servicer will cause AmerisourceBergen to provide on the date of such public filing or the next succeeding Business Day a certificate to the Administrator (which shall promptly forward a copy to each Purchaser Agent), that such balance sheet and statements of income and cash flows fairly present the consolidated financial position of AmerisourceBergen and its Consolidated Subsidiaries as at such date and the consolidated results of the operations of and consolidated cash flows of AmerisourceBergen and its Consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP. The~~ unaudited consolidated balance sheet of AmerisourceBergen and its Consolidated Subsidiaries as at most recent fiscal quarter end and the related unaudited statements of income and cash flows of AmerisourceBergen and its Consolidated Subsidiaries for the periods then ended are available as a matter of public record. ~~The Servicer will cause AmerisourceBergen to provide on the date of such public filing or the next succeeding Business Day a certificate to the Administrator (which shall promptly forward a copy to each Purchaser~~

~~Agent), that such balance sheet and statements of income and cash flows fairly present the consolidated financial position of AmerisourceBergen and its Consolidated Subsidiaries as at such date and the consolidated results of the operations of and consolidated cash flows of AmerisourceBergen and its Consolidated Subsidiaries for the periods ended on such date, all in accordance with GAAP.~~

(l)    Litigation. As of October 28, 2011, no injunction, decree or other decision has been issued or made by any Official Body that prevents, and to the knowledge of the Servicer, no threat by any Person has been made to attempt to obtain any such decision that would have a material adverse effect on, the conduct by the Servicer of a significant portion of its business operations or any portion of its business operations affecting the Receivables, and no litigation, investigation or proceeding asserting the invalidity of this Agreement, seeking to prevent the consummation of the transactions contemplated by this Agreement, or seeking any determination or ruling that might materially and adversely affect (A) the performance of the Servicer of its obligations under this Agreement, or (B) the validity or enforceability of this Agreement, the Contracts or any material amount of the Receivables.

(m)    Insurance. The Servicer currently maintains insurance with respect to its properties and businesses and causes its Subsidiaries to maintain insurance with respect to their properties and business against loss or damage of the kinds customarily insured against by corporations engaged in the same or similar business and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations including, without limitation, workers’ compensation insurance.

(n)    ERISA. No ERISA Event has occurred that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a material adverse effect on the business, financial condition, operations or properties of Performance Guarantor and ERISA Affiliates taken as a whole. Any excess of the accumulated benefit obligations under one or more Pension Plans (based on the assumptions used for purposes of ~~Statement of Financial~~ Accounting Standards ~~No. 87~~Codification Topic 715) over the fair market value of the assets of such Pension Plan or Pension Plans is in an amount that could not reasonably be expected, individually or in the aggregate, to result in a material adverse effect on the business, financial condition, operations or properties of Performance Guarantor and ERISA Affiliates taken as a whole.

(o)    Anti-Corruption Laws and Sanctions. The Servicer has implemented and will maintain in effect and enforce policies and procedures designed to ensure compliance by the Servicer, its Subsidiaries and their directors, officers, employees and agents with applicable Anti-Corruption Laws and Sanctions. None of the Servicer or any Subsidiary or, to the knowledge of the Servicer, any director, officer, employee or agent of the Servicer or any Subsidiary, is a Sanctioned Person. No part of the proceeds of any Purchase hereunder, or any sale of Receivables under the Receivables Sale Agreement, in either case, will be used (A) for the purpose of funding payments to any officer or employee of a governmental or regulatory authority, or any Person controlled by a governmental or regulatory authority, or any political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in violation of applicable Anti-Corruption Laws or (B) for the purpose of financing activities or transactions (I) of or with any Sanctioned Person or (II) in any Sanctioned Country, in each case, to the extent such activities would result in a violation of any applicable law by any party hereto.

(k)    Further Information. The Seller shall furnish or cause to be furnished to the Administrator and each Purchaser Agent such other information as promptly as practicable, and in such form and detail, as the Administrator or any Purchaser Agent may reasonably request.

(l)    Fees, Taxes and Expenses. The Seller shall pay all filing fees, stamp taxes and other similar taxes and expenses, including the fees and expenses set forth in Section 10.3, if any, which may be incurred on account of or arise out of this Agreement and the documents and transactions entered into pursuant to this Agreement.

(m)    Compliance with Receivables Sale Agreement. The Seller will enforce all material obligations and undertakings on the part of each Originator to be observed and performed under the Receivables Sale Agreement. Seller will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Administrator (for the benefit of the Secured Parties), as Seller’s assignee) under the Receivables Sale Agreement as the Administrator or any Purchaser Agent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Receivables Sale Agreement.

(n)    Audits. At any time, upon reasonable notice to the Seller (but not more than twice per calendar year unless an Amortization Event or Unmatured Amortization Event has occurred), the Seller shall permit the Administrator, together with each Purchaser Agent that wants to participate, or such Person as the Administrator or such Purchaser Agents may designate, during business hours, to conduct audits or visit and inspect any of the properties of the Seller to examine the Records, internal controls and procedures maintained by the Seller and take copies and extracts therefrom, and to discuss the Seller’s affairs with its officers, employees and independent accountants~~; provided that, so long as (i) at any time during such calendar year the difference between the Purchase Limit minus the daily weighted average Aggregate Invested Amount is less than the product of 50.0% times the Purchase Limit, (ii) ABDC has, at such time, debt ratings at or above BBB- by Standard & Poor’s, Ba1 by Moody’s and BBB by Fitch and (iii) no Amortization Event or Unmatured Amortization Event has occurred and is continuing, then any such audit to be conducted during the calendar year 2008 shall not be via visit or onsite inspection, but shall be in form, scope and substance reasonably satisfactory to the Administrator and the Purchaser Agents~~. The Seller hereby authorizes such officers, employees and independent accountants to discuss with the Administrator and each Purchaser Agent, or such Person they may designate, the affairs of the Seller. The Seller shall reimburse the Administrator and each Purchaser Agent for all reasonable fees, costs and out-of-pocket expenses incurred by or on behalf of the Administrator and each Purchaser Agent in connection with up to ~~two (2)~~ one (1) such audit~~s~~ and visit~~s~~ for each per calendar year promptly upon receipt of a written invoice therefor; provided that, following the occurrence of an Amortization Event or an Unmatured Amortization Event, the Seller shall reimburse the Administrator and each Purchaser Agent for all reasonable fees, costs and out‑of‑pocket expenses incurred by or on behalf of the Administrator and each Purchaser Agent in connection with the foregoing actions promptly upon receipt of written invoice therefor regardless of the number of audits or visits in such year. Subject to the requirements of applicable laws, the Administrator and each Purchaser Agent agrees to use commercially reasonable precautions to keep confidential, in accordance with its respective customary procedures for handling confidential information, any non-public information supplied to it by the Seller pursuant to any such audit or visit which is identified by the Seller as being confidential at the time the same is delivered to the Administrator and each Purchaser Agent.

Seller for such quarter and for the Fiscal Year through such quarter, setting forth in comparative form the corresponding figures for the corresponding quarter of the preceding Fiscal Year (provided that such comparison will not be available until the report provided for the December, 2004 quarter), all in reasonable detail and certified by the chief financial officer of the Seller, subject to adjustments of the type which would occur as a result of a year-end audit, as having been prepared in accordance with GAAP; and

(ii)    as soon as practicable and in any event within 120 days after the close of each Fiscal Year of the Seller during the term of this Agreement, a consolidated balance sheet of the Seller as at the close of such Fiscal Year and consolidated statements of income of the Seller for such Fiscal Year, setting forth in comparative form the corresponding figures for the preceding Fiscal Year ~~(provided that such comparison will not be available until the report provided for the September, 2004 Fiscal Year end)~~, all in reasonable detail; provided that following an Amortization Event or Unmatured Amortization Event, the Administrator or any Purchaser Agent may require that such information be certified (with respect to the consolidated financial statements) by independent certified public accountants of nationally recognized standing selected by the Seller whose certificate or opinion accompanying such financial statements shall not contain any qualification, exception or scope limitation not satisfactory to the Administrator and each Purchaser Agent, and accompanied by any management letter prepared by such accountants.

(iii)    Compliance Certificate. ~~Together with the~~Within five (5) Business Days after the date of delivery of any financial statements required to be delivered pursuant to this Section 7.1(p), a compliance certificate in substantially the form of Exhibit IV signed by an Authorized Officer of the Seller and dated the date of such annual financial statement or such quarterly financial statement (or a date no later than five (5) Business Days thereafter), as the case may be.

(q)    Beneficial Ownership Rule. Promptly following any change in the information included in the Certification from Exemption of Beneficial Owner(s) that would result in a change to the status as an exempt party identified in such Certification, or a change in the address of any beneficial owners or control party, the Seller shall execute and deliver to the Administrator an updated Certification of Beneficial Owner(s) or updated Certification from Exemption of Beneficial Owner(s).

Section 7.2    Negative Covenants of the Seller. Until the date on which the Aggregate Unpaids have been indefeasibly paid in full and this Agreement terminates in accordance with its terms, the Seller hereby covenants, as to itself, that it will not:

(a)    No Rescissions or Modifications. Rescind or cancel any Receivable or related Contract or modify any terms or provisions thereof or grant any Dilution to an Obligor, except in accordance with the applicable Originator’s Credit and Collection Policy or otherwise with the prior written consent of the Administrator and the Required Purchaser Agents, unless such Receivable has been deemed collected pursuant to Section 1.4(a) or repurchased pursuant to the Receivables Sale Agreement.

(b)    No Liens. Cause any of the Receivables or related Contracts, or any inventory or goods the sale of which give rise to a Receivable, or any Lock-Box or Collection Account or any right to receive any payments received therein or deposited thereto, to be sold, pledged, assigned or transferred or to be subject to a Lien, other than the sale and assignment of the Receivable Interest therein to the Administrator, for the benefit of the Secured Parties, and the Liens created in connection with the transactions contemplated by this Agreement.

(c)    Consolidations, Mergers and Sales of Assets. (i) Consolidate or merge with or into any other Person ~~or~~, (ii) undertake any division of its rights, assets, obligations, or liabilities pursuant to a plan of division or otherwise pursuant to applicable law or (iii) sell, lease or otherwise transfer all or substantially all of its assets to any other Person.

(d)    No Changes. Make any change in the character of its business, which change would materially impair the collectibility of any Receivable, without prior written consent of the Administrator and each Purchaser Agent, or change its name, identity or corporate structure in any manner which would make any financing statement or continuation statement filed in connection with this Agreement or the transactions contemplated hereby seriously misleading within the meaning of Section 9-507(c) of the UCC of any applicable jurisdiction or other applicable Laws unless it shall have given the Administrator (which shall promptly forward a copy to each Purchaser Agent) at least 45 days’ prior written notice thereof and unless prior thereto it shall have caused such financing statement or continuation statement to be amended or a new financing statement to be filed such that such financing statement or continuation statement would not be seriously misleading.

(e)    Capital Stock. Issue any capital stock except to ABDC. The Seller shall not pay any dividends to ABDC if such payment would be prohibited under the General Corporation Law of the State of Delaware.

(f)    No Indebtedness. Incur any Indebtedness other than as permitted under this Agreement.

(g)    Change in Payment Instructions to Obligors. Except as may be required by the Administrator (which shall promptly forward a copy to each Purchaser Agent) pursuant to Section 8.2(b), the Seller will not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Collection Account, unless (i) the Administrator (which shall promptly forward a copy to each Purchaser Agent) shall have received, at least ten (10) days before the proposed effective date therefor, (A) written notice of such addition, termination or change and (B) with respect to the addition of a Collection Bank or a Collection Account or Lock-Box, an executed Collection Account Agreement (which is reasonably satisfactory to the Administrator) with respect to the new Collection Account or Lock-Box, (ii) with respect to the termination of a Collection Bank or a Collection Account or Lock-Box, the Administrator shall have consented thereto (which consent shall not be unreasonably withheld and will be provided or withheld within 10 days of request) and (iii) with respect to any changes in instructions to Obligors regarding payments, the Administrator shall have consented thereto; provided that the Servicer may make changes in instructions to Obligors regarding payments if such new instructions require such Obligor to make payments to another existing Lock-Box or Collection Account.

(n)    ERISA Events. Promptly upon becoming aware of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in either (A) liability of Performance Guarantor and its ERISA Affiliates in an aggregate amount exceeding $100,000,000 or (B) a material adverse effect on the business, financial conditions, operations or properties of Performance Guarantor and ERISA Affiliates taken as a whole, Performance Guarantor shall give the Seller a written notice specifying the nature thereof, what action Performance Guarantor or any ERISA Affiliate has taken and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto.

(o)    Separate Corporate Existence. As long as ABDC is the Servicer hereunder, the Servicer shall maintain its legal identity separate from the Seller and take such action to ensure that: (A) the management of the Servicer does not anticipate any need for its having to extend advances to the Seller except for those described in the Transaction Documents, if any; (B) the Servicer does not conduct its business in the name of the Seller; (C) the Servicer has a telephone number, stationery and business forms separate from those of the Seller; (D) the Servicer does not provide for its expenses and liabilities from the funds of the Seller; (E) the Servicer is not liable for the payment of any liability of the Seller; (F) neither the assets nor the creditworthiness of the Servicer is held out as being available for the payment of any liability of the Seller; (G) the Servicer maintains an arm’s-length relationship with the Seller; and (H) assets are not transferred from the Servicer to the Seller without fair consideration or with the intent to hinder, delay or defraud the creditors of either company.

(p)    Audits. At any time, upon reasonable notice to the Servicer (but not more than twice per calendar year unless an Amortization Event or Unmatured Amortization Event has occurred), the Servicer shall permit the Administrator, together with each Purchaser Agent that wants to participate, or such Person as they may designate, during business hours, to conduct audits or visit and inspect any of the properties of the Servicer to examine the Records, internal controls and procedures maintained by the Servicer and take copies and extracts therefrom, and to discuss the Servicer’s affairs with its officers, employees and independent accountants~~; provided that, so long as (i) at any time during such calendar year the difference between the Purchase Limit minus the daily weighted average Aggregate Invested Amount is less than the product of 50.0% times the Purchase Limit, (ii) ABDC has, at such time, debt ratings at or above BBB- by Standard & Poor’s, Ba1 by Moody’s and BBB by Fitch and (iii) no Amortization Event or Unmatured Amortization Event has occurred and is continuing, then any such audit to be conducted during the calendar year 2008 shall not be via visit or onsite inspection, but shall be in form, scope and substance reasonably satisfactory to the Administrator and the Purchaser Agents~~. The Servicer hereby authorizes such officers, employees and independent accountants to discuss with the Administrator and each Purchaser Agent, or such Person as they may designate, the affairs of the Servicer. The Seller shall reimburse the Administrator and each Purchaser Agent for all reasonable fees, costs and out-of-pocket expenses incurred by or on behalf of the Administrator and each Purchaser Agent in connection with up to ~~two (2)~~ one (1) such audit~~s~~ and visit~~s~~ for each per calendar year promptly upon receipt of a written invoice therefor; provided that following the occurrence of an Amortization Event or an Unmatured Amortization Event, the Seller shall reimburse the Administrator and each Purchaser Agent for all reasonable fees, costs and out of pocket expenses incurred by or on behalf of the Administrator and each Purchaser Agent in connection with the foregoing actions promptly upon receipt of written invoice therefor regardless of the number of audits or visits in such year. Subject to the requirements of applicable laws, the Administrator and each Purchaser Agent agrees to use commercially reasonable precautions to keep confidential, in accordance with its respective customary procedures for handling confidential information, any non-public information supplied to it by the Servicer pursuant to any such audit or visit which is identified by the Servicer as being confidential at the time the same is delivered to the Administrator and each Purchaser Agent.

(l)    the Aggregate Invested Amount shall exceed the Purchase Limit; or

(m)    the Net Pool Balance shall at any time be less than an amount equal to the sum of (i) the Aggregate Invested Amount plus (ii) the Required Reserve; or

(n)    ABDC is replaced as Servicer pursuant to Section 8.1(a) or otherwise resigns as Servicer; or

(o)    AmerisourceBergen shall default or fail in the performance or observance of ~~any of~~ the covenant~~s~~ set forth in Section 6.05~~10~~ of the Credit Agreement; or

(p)    a final court decision for $11,625 or more shall be rendered against the Seller; or

(q)    ABDC shall cease to own 100% of the capital stock of the Seller or the Performance Guarantor shall cease to own (directly or indirectly) 100% of the capital stock of each Originator; or

(r)    ABDC shall (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer all or substantially all of its assets to any other Person unless ABDC is the survivor of such transaction; or

(s)    (i) definition of “Excluded Subsidiary” (clause (b) thereof), “Loan Parties,” “Securitization,” “Securitization Entity,” or “Designated Subsidiary” contained in the Credit Agreement is amended, modified or waived without the prior written consent of the Administrator and the Required Purchaser Agents; (ii) Section 6.01(a~~b~~), 6.02(e)~~, 6.04(b), 6.04(c), 6.07(b), 6.07(d), 6.07(e) or 6.08 (clause (a) of the first proviso thereto)~~ or 6.05 of the Credit Agreement is amended, modified or waived without the prior written consent of the Administrator and the Required Purchaser Agents; or (iii) any other provision of (including by the addition of a provision) the Credit Agreement is amended, modified or waived without the prior written consent of the Administrator and the Required Purchaser Agents in any way which could materially and adversely impair the interests of the Administrator, any Purchaser Agent or any Purchaser in the Receivables, Related Security or Collections or could result in the creation of a Lien thereof; or

(t)    the Performance Guarantor shall default or fail in the performance of any covenant or agreement set forth in the Performance Guaranty; or

(u)    the “Termination Date” or any “Termination Event” under and as defined in the Receivables Sale Agreement shall occur under the Receivables Sale Agreement or any Originator shall for any reason cease to transfer, or cease to have the legal capacity to transfer, or otherwise be incapable of transferring Receivables to Seller under the Receivables Sale Agreement; or

(v)    this Agreement shall terminate in whole or in part (except in accordance with its terms), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of Seller, or any Obligor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability, or the Administrator (for the benefit of Secured Parties) shall cease to have a valid and perfected first priority security interest in the Purchased Assets; or

(w)    the Performance Undertaking shall cease to be effective or to be the legally valid, binding and enforceable obligation of Performance Guarantor, or Performance Guarantor shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability of its obligations thereunder; or

(x)    the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Internal Revenue Code with regard to any of the Purchased Assets or any assets of the Seller, Performance Guarantor or any Affiliate and such lien shall not have been released within seven (7) days, or the PBGC shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 or Section 303(k) of ERISA with regard to any of the Purchased Assets; or

(y)    ~~An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or~~ an ERISA Event shall have occurred that, in the opinion of the Required Purchaser Agents, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in ~~liability of Performance Guarantor or any of its ERISA Affiliates under the Internal Revenue Code or Title IV of ERISA to such Pension Plan, such Multiemployer Plan or the PBGC in an aggregate amount in excess of $100,000,000~~ a material adverse effect on the business, financial condition, operations or properties of the Performance Guarantor and ERISA Affiliates taken as a whole.

Section 9.2    Remedies. Upon the occurrence and during the continuation of an Amortization Event, the Administrator may, or upon the direction of any Purchaser Agent shall, take any of the following actions: (i) replace the Person then acting as Servicer (ii) declare the Facility Termination Date for all Purchaser Groups to have occurred, whereupon Reinvestments shall immediately terminate and the Final Facility Termination Date shall forthwith occur, all without demand, protest or further notice of any kind, all of which are hereby expressly waived by each Seller Party; provided that, upon the occurrence of an Event of Bankruptcy with respect to any Seller Party, the Facility Termination Date for all Purchaser Groups shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by each Seller Party, (iii) deliver the Collection Notices to the Collection Banks, (iv) exercise all rights and remedies of a secured party upon default under the UCC and other applicable laws, and (v) notify Obligors of the Administrator’s security interest in the Receivables and other Purchased Assets. The aforementioned rights and remedies shall be without limitation, and shall be in addition to all other rights and remedies of the Administrator, each Purchaser Agent and each Purchaser otherwise available under any other provision of this Agreement, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC, all of which rights shall be cumulative.

(xi)    any failure to vest and maintain vested in the Administrator for the benefit of the Secured Parties, or to transfer to the Administrator for the benefit of the Secured Parties, a valid first priority perfected security interests in the Purchased Assets, free and clear of any Lien (except as created by the Transaction Documents);

(xii)    the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Purchased Assets, and the proceeds thereof, whether at the time of any Purchase or at any subsequent time;

(xiii)    any action or omission by any Seller Party which reduces or impairs the rights of any Indemnified Party Portion with respect to any Purchased Assets or the value of any Purchased Assets;

(xiv)    any attempt by any Person to void any Purchase or the Administrator’s security interest in the Purchased Assets under statutory provisions or common law or equitable action; ~~and~~

(xv)    the failure of any Receivable included in the calculation of the Net Pool Balance as an Eligible Receivable to be an Eligible Receivable at the time so included; and

(xvi)    any civil penalty or fine assessed by the Office of Foreign Assets Control of the U.S. Department of the Treasury or any other Governmental Authority administering any Anti-Corruption Law or Sanctions, and all reasonable costs and expenses (including reasonable documented legal fees and disbursements) incurred in connection with defense thereof by, any Indemnified Party in connection with the Transaction Documents as a result of any action of the Seller or any of its respective Affiliates.

Section 10.2    Increased Cost and Reduced Return. If after the date hereof, any Regulatory Change shall occur: (i) that subjects any Funding Source to any charge or withholding on or with respect to any Funding Agreement or a Funding Source’s obligations under a Funding Agreement, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Funding Source of any amounts payable under any Funding Agreement (except for changes in the rate of tax on the overall net income of a Funding Source or taxes excluded by Section 10.1) or (ii) that imposes, modifies or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of a Funding Source, or credit extended by a Funding Source pursuant to a Funding Agreement or (iii) that imposes any other condition the result of which is to increase the cost to a Funding Source of performing its obligations under a Funding Agreement, or to reduce the rate of return on a Funding Source’s capital as a consequence of its obligations under a Funding Agreement, or to reduce the amount of any sum received or receivable by a Funding Source under a Funding Agreement or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by the applicable Purchaser Agent, Seller shall pay to such Purchaser Agent, for the benefit of the relevant Funding Source, such amounts charged to such Funding Source or such amounts to otherwise compensate such Funding Source for such increased cost or such reduction (subject to any limitations

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Purchaser Agent and Related Committed Purchaser for Wells Fargo Bank, National Association

By:
Name:
Title:

Address:    1100 Abernathy Road
Suite 1600
Atlanta, GA  30328
E-mail:
WFCFReceivablesSecuritizationAtlanta@wellsfargo.com
Facsimile:     866-972-3558

Attention:     Ryan Tozier
Telephone:     770-508-2171
Facsimile:     855-818-1936

Attention:      Tim Brazeau
Telephone:     770-508-2165
Facsimile:     855-818-1932

Commitment: $~~270,000,000~~275,000,000

LIBERTY STREET FUNDING LLC, as an Uncommitted Purchaser

By:
Name:
Title:

Address:
Liberty Street Funding LLC
c/o Global Securitization Services, LLC
114 West 47th Street, Suite 2310
New York, New York 10036
Attention: Jill A. Russo
Telephone No.: (212) 295‑2742
Facsimile No.: (212) 302‑8767

THE BANK OF NOVA SCOTIA, as Purchaser Agent and Related Committed Purchaser
for Liberty Street Funding LLC
By:
Name:
Title:

Address:
The Bank of Nova Scotia
One Liberty Plaza
New York, New York 10006
Attention: Darren Ward
Telephone No.: (212) 225‑5264
Facsimile No.: (212) 225‑5274

Commitment: $~~322,000,000~~275,000,000

PNC BANK, NATIONAL ASSOCIATION, as                 Purchaser Agent, Uncommitted Purchaser and                 Related Committed Purchaser

By:
Name:
Title:

PNC Bank, National Association
The Tower at PNC Plaza
300 Fifth Avenue
Pittsburgh, PA 15222-2707
Attention:    Robyn Reeher
Telephone:    (412) 768-3090
Facsimile:    (412) 762-9184

Commitment: $~~108,000,000~~110,000,000

MUFG BANK, LTD., as Related Committed Purchaser for Victory Receivables Corporation

By:______________________________________
Name:
Title:

Address for notice:
MUFG Bank, Ltd.
1221 Avenue of the Americas
New York, NY 10020
Attention:    Securitization Group
Telephone:    (212) 405-6970
Telecopier:    (212) 782-6448
E-mail:    securitization_reporting@us.mufg.jp

Commitment: $~~380,000,000~~280,000,000

MIZUHO BANK, LTD., as Purchaser Agent, Uncommitted Purchaser and Related Committed Purchaser

By:______________________________________
Name:
Title:

Address for notice:
Mizuho Bank, Ltd.
1251 Avenue of the Americas
New York, NY 10020
Attention: Corporate Finance Division

Commitment: $~~370,000,000~~275,000,000

COMPUTERSHARE TRUST COMPANY OF CANADA, in its capacity as trustee of RELIANT TRUST, by its U.S. Financial Services Agent, THE TORONTO-DOMINION BANK,
as an Uncommitted Purchaser

By:______________________________________
Name:
Title:

Address for notice:
Reliant Trust
130 Adelaide Street West
12th Floor
Toronto, ON, M5H 3P5

THE TORONTO-DOMINION BANK, as Purchaser Agent and Related Committed Purchaser for Reliant Trust

By:______________________________________
Name:
Title:

Address for notice:
The Toronto-Dominion Bank
130 Adelaide Street West
12th Floor
Toronto, ON, M5H 3PS
Attention: ASG Asset Securitization
E-mail: asgoperations@tdsecurities.com;
Kristi.Pahapill@tdsecurities.com;
Nicolas.Mounier@tdsecurities.com

Commitment: $235,000,000

“Authorized Officer” means, with respect to any Person, its president, corporate controller, treasurer or chief financial officer.
“Available Commitment” means, with respect to each Related Committed Purchaser the excess, if any, of such Related Committed Purchaser’s Commitment over the amount funded as of such date by such Related Committed Purchaser with respect to outstanding principal of the Receivable Interests under the Liquidity Agreement for the Conduit Purchaser, if any, in the related Purchaser Group.
“Bank Funding” means the funding of a Receivable Interest hereunder by any Purchaser (other than Reliant Trust) other than through the issuance of Commercial Paper and that is not a Liquidity Funding.
“Bank Rate” means, with respect to each Receivable Interest that is funded through a Bank Funding, (a) the LIBO Rate or (b) if the LIBO Rate is not available in accordance with Section 4.4, the Alternate Base Rate.
“Bank Rate Funding” means a Bank Funding or a Liquidity Funding.
“Beneficial Ownership Rule” means 31 C.F.R. § 1010.230.
“Broken Funding Costs” means for any Receivable Interest which: (i) has its Invested Amount reduced (I) if funded with Commercial Paper, without compliance by Seller with the notice requirements hereunder or (II) if funded by reference to (x) the Yield Rate and based upon the LIBO Rate, on any date other than the Settlement Date or (ii) does not become subject to an Aggregate Reduction following the delivery of any Reduction Notice or (iii) is assigned by any Conduit Purchaser to the Liquidity Providers under the related Liquidity Agreement or terminated prior to the date on which it was originally scheduled to end; an amount equal to the excess, if any, of (A) the CP Costs or Yield (as applicable) that would have accrued during the remainder of the Interest Periods or the tranche periods for Commercial Paper determined by the applicable Purchaser Agent to relate to such Receivable Interest (as applicable) subsequent to the date of such reduction, assignment or termination (or in respect of clause (ii) above, the date such Aggregate Reduction was designated to occur pursuant to the Reduction Notice) of the Invested Amount of such Receivable Interest if such reduction, assignment or termination had not occurred or such Reduction Notice had not been delivered, over (B) the sum of (x) to the extent all or a portion of such Invested Amount is allocated to another Receivable Interest, the amount of CP Costs or Yield actually accrued during the remainder of such period on such Invested Amount for the new Receivable Interest, and (y) to the extent such Invested Amount is not allocated to another Receivable Interest, the income, if any, actually received during the remainder of such period by the holder of such Receivable Interest from investing the portion of such Invested Amount not so allocated. In the event that the amount referred to in clause (B) exceeds the amount referred to in clause (A), the relevant Purchaser or Purchasers agree to pay to Seller the amount of such excess (net of any amounts due to such Purchasers). All Broken Funding Costs shall be due and payable hereunder upon written demand.
“Business Day” means any day on which banks are not authorized or required to close in New York, New York, Philadelphia, Pennsylvania or Atlanta, Georgia, and The Depository Trust Company of New York is open for business, and, if the applicable Business Day relates to any computation or payment to be made with respect to the Yield Rate and based upon the LIBO Rate, any day on which dealings in dollar deposits are carried on in the London interbank market.
“Calculation Period” means a calendar month.

“Capitalized Lease” of a Person shall mean any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.
“Certification of Beneficial Owner(s)” means a certification regarding beneficial ownership of the Seller as required by the Beneficial Ownership Rule.
“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder), of Equity Interests (as defined in the Receivables Sale Agreement) representing more than 35% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests of the Performance Guarantor, (b)  the occupation of a majority of the seats (other than vacant seats) on the board of directors of the Performance Guarantor by Persons who were not (i) directors of the Performance Guarantor on ~~November 18, 2016~~September 18, 2019, (ii) nominated by the board of directors of the Performance Guarantor, (iii) appointed by directors referred to in the preceding clauses (i) and (ii), or (iv) approved by the board of directors of the Performance Guarantor as director candidates prior to their election to such board of directors or (c) the occurrence of a “Change in Control” under and as defined in the Credit Agreement.
“Closing Date” has the meaning set forth in Section 6.1.
“Collection Account” means each concentration account, depositary account, lock-box account or similar account in which any Collections are collected or deposited and which is listed on Exhibit I to the Account Disclosure Letter.
“Collection Account Agreement” means an agreement substantially in the form of Exhibit V among Servicer, Seller, the Administrator and a Collection Bank and, if applicable, an Originator.
“Collection Bank” means, at any time, any of the banks holding one or more Collection Accounts.
“Collection Notice” means a notice, in substantially the form of Annex A to Exhibit V, from the Administrator to a Collection Bank.
“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all Finance Charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.

“Commercial Paper” means, with respect to any Conduit Purchaser, (a) promissory notes issued by such Conduit Purchaser in the commercial paper market or (b) on any day, any short-term notes or any other form of debt issued by or on behalf of such Conduit Purchaser in the ordinary course of its financing business or obligations pursuant to interest rate basis swaps entered into in connection with the issuance of such short-term notes.
“Commitment” means, with respect to each Related Committed Purchaser, the aggregate maximum amount which such Purchaser is obligated to pay hereunder on account of all Purchases, as set forth below its signature to this Agreement or in the Assumption Agreement or other agreement pursuant to which it became a Purchaser, as such amount may be modified in connection with any subsequent assignment pursuant to Section 12.1 or in connection with a reduction or an increase in the Purchase Limit pursuant to Section 1.1(b) or (c) of the Agreement.

“Commitment Percentage” means, for each Related Committed Purchaser in a Purchaser Group, such Related Committed Purchaser’s Available Commitment divided by the total of all Available Commitments of all Related Committed Purchasers in such Purchaser Group.
“Conduit Purchasers” means each Uncommitted Purchaser that is a commercial paper conduit.
“Consolidated Subsidiary” shall mean, at any date, for any Person, any Subsidiary or other entity the accounts of which would be consolidated under GAAP with those of such Person in its consolidated financial statements as of such date.
“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or application for a letter of credit.
“Contract” means, with respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.
“CP Costs” means, for each day for any Conduit Purchaser (a) the “weighted average cost” (as defined below) for such day related to the issuance of Commercial Paper by such Conduit Purchaser that is allocated, in whole or in part by such Conduit Purchaser, to fund all or part of its Purchases (and which may also be allocated in part to the funding of other assets of such Conduit Purchaser) ~~or~~, (b) solely with respect to Reliant Trust, until such time, if any, that Reliant Trust has notified the Seller, the Servicer and the Administrator that clause (a) above shall apply with respect to it, an amount equal to the product of the applicable Reliant Trust Rate multiplied by the Invested Amount of the Receivable Interest funded by Reliant Trust on such day, annualized on a 360 day basis or (c) any other amount designated as the “CP Costs” for such Conduit Purchaser in an Assumption Agreement or Transfer Supplement pursuant to which such Conduit Purchaser becomes a party (as a Conduit Purchaser) to the Agreement, or any other written agreement among such Conduit Purchaser, the Seller, the Servicer, the related Purchaser Agent and the Administrator from time to time. As used in this definition, (I) the “weighted average cost” shall consist of (A) the actual interest rate (or discount) paid to purchasers of Commercial Paper issued by such Conduit Purchaser, together with the commissions of placement agents and dealers in respect of such Commercial Paper, to the extent such commissions are allocated, in whole or in part, to such Commercial Paper (B) the costs associated with the issuance of such Commercial Paper, including without limitation, issuing and paying agent fees incurred with respect to such Commercial Paper, (C) any incremental carrying costs incurred with respect to Commercial Paper maturing on dates other than those on which corresponding funds are received by such Conduit Purchaser under this Agreement and (D) interest on other borrowing or funding sources by such Conduit Purchaser, including, without limitation, (i) to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market, (ii) bridge loans, (iii) market disruption loans, (iv) subordinate notes and (v) voluntary advance facilities. In addition to the foregoing costs, if Seller shall request any Incremental Purchase during any period of time determined by the applicable Purchaser Agent in its sole discretion to result in incrementally higher CP Costs applicable to such Incremental Purchase, the Invested Amount associated with any such Incremental Purchase shall, during such period, be deemed to be funded by such Conduit Purchaser in a special pool (which may include capital associated with other receivable purchase facilities) for purposes of determining such additional CP Costs applicable only to such special pool and charged each day during such period to the Seller and (II) the “Reliant Trust Rate” shall mean (a) the LIBO Rate or (b) if either (i) the LIBO Rate is not available in accordance with Section 4.4 or (ii)

Purchasers whose Commitments aggregate more than 50% of the aggregate of the Commitments of all Purchasers are then funding Receivable Interests at the Alternate Base Rate, in either case, the Alternate Base Rate.

“Credit Agreement” shall mean the Credit Agreement, dated as of March 18, 2011, as amended and restated as of ~~October 31, 2018~~ September 18, 2019, among AmerisourceBergen, the borrowing subsidiaries party thereto, the lenders named therein, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto (without giving effect to any other amendment, waiver, termination, supplement or other modification thereof thereafter unless consented to by the Required Purchaser Agents).
“Credit and Collection Policy” means, as applicable, each of the Servicer’s or the Applicable Originator’s credit and collection policies and practices relating to Contracts and Receivables existing on the date hereof and provided to the Administrator and each Purchaser Agent, as modified from time to time in accordance with this Agreement.
“Credit Memo Lag Time” means, with respect to any Receivable, the greater of (a) 30 and (b) the weighted average of the credit memo lag times in days between the date of invoice of such Receivable and the date of issuance of a credit memo with respect to such Receivable (weighted based on the amount of such credit memo when issued), as determined by the Servicer based upon the results of the most recent agreed upon procedures audit, such Credit Memo Lag Time to be recalculated by the Servicer upon each subsequent agreed upon procedures audit and effective with the first Settlement Reporting Date following such recalculation (with the Credit Memo Lag Time as so recalculated remaining in effect until the next Credit Memo Lag Time recalculation). On and after delivery of the agreed upon procedures audit next completed after April 30, 2009, the “Credit Memo Lag Time” will be calculated based upon a random sample of not less than 75 credit memos. As of April 30, 2009, the Credit Memo Lag Time is 54.2.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Performance Guarantor or ABDC within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).
“ERISA Event” means (a) any Reportable Event with respect to a Pension Plan (other than an event for which the 30 day notice period is waived); (b) a failure by any Pension Plan to satisfy the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, in each instance, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (d) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (e) the incurrence by the Performance Guarantor or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (f) the receipt by the Performance Guarantor or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan; (g) the incurrence by the Performance Guarantor or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; or (h) the receipt by the Performance Guarantor or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Performance Guarantor or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent pursuant to Section 4063, 4203 or 4205 of ERISA, or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA ~~(a) a Reportable Event with respect to a Pension Plan; (b) a complete or partial withdrawal from a Multiemployer Plan that would result in liability to Performance Guarantor or any ERISA Affiliate, or the receipt or delivery by Performance Guarantor or any ERISA Affiliate of any notice with respect to any Multiemployer Plan concerning the imposition of liability as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA; (c) a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (d) the filing pursuant to Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (e) the PBGC or a plan administrator shall, or shall indicate its intention in writing to the Seller, Performance Guarantor or any ERISA Affiliate to, terminate any Pension Plan or appoint a trustee to administer any Pension Plan; (f) Performance Guarantor or any ERISA Affiliate incurs liability under Title IV of ERISA with respect to the termination of any Pension Plan; or (g) a failure by any Pension Plan to satisfy the minimum funding standards (as defined in Section 412 of the Internal Revenue Code or Section 302 of ERISA) applicable to such Pension Plan, in each instance, whether or not waived~~.

such Person, (v) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, provided that for purposes hereof the amount of such Indebtedness shall be limited to the greater of (A) the amount of such Indebtedness as to which there is recourse to such Person and (B) the fair market value of the property which is subject to the Lien, (vii) all Guarantees of such Person, (viii) the principal portion of all obligations of such Person under Capitalized Leases, (ix) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements, (x) the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (xi) all preferred stock issued by such Person and required by the terms thereof to be redeemed, or for which mandatory sinking fund payments are due by a fixed date, (xii) the principal balance outstanding under any securitization transaction and (xiii) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for payment of such Indebtedness.
“Indemnified Amounts” has the meaning specified in Section 10.1.
“Indemnified Party” has the meaning specified in Section 10.1.
“Independent Director” shall mean a member of the Board of Directors of Seller who (i) is not at such time, and has not been at any time during the preceding five (5) years: (A) a director, officer, employee or affiliate of Performance Guarantor, any Originator or any of their respective Subsidiaries or Affiliates (other than Seller), or (B) the beneficial owner (at the time of such individual’s appointment as an Independent Director or at any time thereafter while serving as an Independent Director) of any of the outstanding common shares of Seller, any Originator, or any of their respective Subsidiaries or Affiliates, having general voting rights and (ii) has at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities and is employed by any such entity.

“Interest Period” means with respect to any Receivable Interest funded through a Bank Rate Funding:
(a)    the period commencing on the date of the initial funding of such Receivable Interest through a Bank Rate Funding and including on, but excluding, the Business Day immediately preceding the next following Settlement Date; and
(b)    thereafter, each period commencing on, and including, the Business Day immediately preceding a Settlement Date and ending on, but excluding, the Business Day immediately preceding the next following Settlement Date.
“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and any successor thereto, and the regulations promulgated and rulings issued thereunder.

“Invested Amount” of any Receivable Interest means, at any time, (A) the Purchase Price of such Receivable Interest paid by the Purchasers, minus (B) the sum of the aggregate amount of Collections and other payments received by the applicable Purchaser Agent which in each case are applied to reduce such Invested Amount in accordance with the terms and conditions of this Agreement; provided that such Invested Amount shall be restored (in accordance with Section 2.5) in the amount of any Collections or other payments so received and applied if at any time the distribution of such Collections or payments are rescinded, returned or refunded for any reason.
“Invoice Payment Terms” means, with respect to any Receivable, the number of days following the date of the related original invoice by which such Receivable is required to be paid in full, as set forth in such original invoice.
“Law” shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Official Body.
“LIBO Rate” means, on any date of determination:
(a) in the case of Wells Fargo, Mizuho, TD Bank, Reliant Trust and PNC, the LIBOR Market Index Rate;
(b) in the case of any Purchaser other than Wells Fargo, Mizuho, TD Bank, Reliant Trust and PNC, a rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) determined by dividing (x) the Daily Eurodollar Rate for such date of determination, by (y) 1 minus the Reserve Percentage for such date of determination; and
(c) in the case of any Purchaser, any other rate designated as the “LIBO Rate” for such Purchaser in an Assumption Agreement or Transfer Supplement pursuant to which such Purchaser becomes a party (as a Purchaser) to the Agreement, or any other written agreement among such Purchaser to the Seller, the Servicer, the related Purchaser Agent and the Administrator from time to time.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.
“Sanctioned Country” means, at any time, a country, territory or region that is itself the subject or target of any comprehensive Sanctions.
“Sanctioned Person” means (a) any Person listed in any Sanctions-related list of specially designated foreign nationals or other Persons maintained (i) by the Office of Foreign Assets Control of the US Department of Treasury, the US State Department or the US Department of Commerce or (ii) by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person located, organized or ordinarily resident in a Sanctioned Country or (c) any Person 50% or more owned by one or more Persons referenced in clause (a).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time (a) by the US government, including those administered by the Office of Foreign Assets Control of the US Department of Treasury, the US State Department or the US Department of Commerce or (b) by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.
“Scheduled Facility Termination Date” means, for any Group Commitment, ~~October 29, 2021~~September 16, 2022 or with respect to any Purchaser Group party to an Assumption Agreement or Transfer Supplement, such other date, if any, set forth in the applicable Assumption Agreement or Transfer Supplement.
“Secured Parties” means the Indemnified Parties.
“Seller” has the meaning set forth in the preamble to this Agreement.
“Seller Parties” has the meaning set forth in the preamble to this Agreement.
“Servicer” means at any time the Person (which may be the Administrator) then authorized pursuant to Article VIII to service, administer and collect Receivables.
“Servicing Fee” means, for each day in a Calculation Period:
(a)    an amount equal to (i) the Servicing Fee Rate times (ii) the aggregate Outstanding Balance of all Receivables at the close of business on the Cut-Off Date immediately preceding such Calculation Period, times (iii) 1/360; or
(b)    on and after the Servicer’s reasonable request made at any time when ABDC or one of its Affiliates is no longer acting as Servicer hereunder, an alternative amount specified by the successor Servicer not exceeding (i) 110% of such Servicer’s reasonable costs and expenses of performing its obligations under this Agreement during the preceding Calculation Period, divided by (ii) the number of days in the current Calculation Period.
“Servicing Fee Rate” means 1.0% per annum; provided that if ABDC or one of its Affiliates is the Servicer, such rate shall mean 0.125% per annum.

“Servicing Reserve” means, for any Calculation Period, the product (expressed as a percentage) of (a) the Servicing Fee Rate (determined assuming ABDC is not the Servicer), times (b) a fraction, the numerator of which is the highest Days Sales Outstanding for the most recent 12 Calculation Periods and the denominator of which is 360.
“Settlement Date” means the 2nd Business Day after each Settlement Reporting Date and the applicable Facility Termination Date.
“Settlement Report” means a report, in substantially the form of Exhibit VI hereto (appropriately completed), together with the electronic backup data which is part of the spreadsheet that creates such report, furnished by the Servicer to the Administrator and each Purchaser Agent pursuant to Section 8.5.
“Settlement Reporting Date” means the 25th day of each month immediately following the Cut-Off Date (or if any such day is not a Business Day, the next succeeding Business Day thereafter) or such other days of any month as may be required, or as Administrator or any Purchaser Agent may request, in connection with Section 8.5.
“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.
“TD Bank” means The Toronto-Dominion Bank, and its successors.
“Thirteenth Amendment Date” means October 31, 2018.
“Transaction Documents” means, collectively, this Agreement, each Purchase Notice, the Receivables Sale Agreement, each Collection Account Agreement, the Performance Undertaking, the Fee Letters, each Subordinated Note (as defined in the Receivables Sale Agreement), the Extended Term Disclosure Letter, the Account Disclosure Letter and all other instruments, documents and agreements executed and delivered in connection herewith by any of the Seller Parties.
“Transactions” means the execution, delivery and performance by the Seller, the Servicer, the Performance Guarantor and each Originator of the Transaction Documents to which it is to be a party, the making of Purchases hereunder, the purchase and sale of Receivables under the Purchase and Sale Agreement, the use of the proceeds thereof and the other transactions contemplated hereby and by the other Transaction Documents.
“Transfer Supplement” has the meaning set forth in Section 12.1(c).
“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction.

Purchaser Group’s Group Invested Amount shall exceed its Group Commitment, and (iii) the aggregate of the Receivable Interests shall not exceed 100%.
2. The [Servicer, on behalf of the] Seller hereby requests that the Purchasers make a Purchase on ___________, 20__ (the “Purchase Date”) as follows:
(a)    Purchase Price: $_____________
(b)    (X)    Ratable Share1 :

(i)	Liberty Street Funding LLC’s
Purchaser Group:            $_____________

(ii)	PNC Bank, National Association’s
Purchaser Group:            $_____________

(iii)	Victory Receivables Corporation’s
Purchaser Group:            $_____________

(iv)	Wells Fargo Bank, National Association’s
Purchaser Group:            $_____________

(v)	Mizuho Bank, Ltd.’s
Purchaser Group:            $_____________

(vi)	Reliant Trust’s
Purchaser Group:            $_____________

1For Purchases based on the Ratable Share.

(Y)    Accordion Ratable Share2:

(i)	Liberty Street Funding LLC’s Purchaser Group: $_____________

(ii)	PNC Bank, National Association’s
Purchaser Group:                    $_____________

(iii)	Victory Receivables Corporation’s
Purchaser Group:                    $_____________

(iv)	Wells Fargo Bank, National Association’s
Purchaser Group:                    $_____________

(v)	Mizuho Bank, Ltd.’s
Purchaser Group:                    $_____________

(vi)	Reliant Trust’s
Purchaser Group:                    $_____________

3. Please disburse the proceeds of the Purchase as follows:
[Apply $________ to payment of Aggregate Unpaids due on the Purchase Date]. [Wire transfer $________ to the Facility Account.]

2 for Purchases based on the Accordion Ratable Share.

and payable prior to its maturity or result in the creation or imposition of any Lien pursuant to the terms of any such instrument or agreement upon any property (now owned or hereafter acquired).
(d)    Financial Statements. The consolidated financial statements of Performance Guarantor and its consolidated Subsidiaries dated as of December 31, 2002 and March 31, 2003 heretofore delivered to Recipient have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present in all material respects the consolidated financial condition and results of operations of Performance Guarantor and its consolidated Subsidiaries as of such dates and for the periods ended on such dates. Since the later of (i) March 31, 2003 and (ii) the last time this representation was made or deemed made, no event has occurred which would or could reasonably be expected to have a material adverse effect on its financial conditions or results of operations.
(e)    Taxes. Performance Guarantor has timely filed or caused to be filed all ~~United states federal~~ tax returns and ~~all other tax returns which are~~ reports required to ~~be~~ have been filed and ~~have paid all taxes due pursuant to said returns or pursuant to any assessment received by Performance Guarantor or any of its Subsidiaries, except such~~ has paid or caused to be paid all taxes required to have been paid by it, except (i) any taxes~~, if any, as~~ that are being contested in good faith by appropriate proceedings and ~~as to which adequate reserves have been provided. The United States income tax returns of Performance Guarantor have been audited by the Internal Revenue Service through the fiscal year ended December 31, 2002. No federal or state tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of Performance Guarantor in respect of any taxes or other governmental charges are~~ for which Performance Guarantor has set aside on its books adequate reserves or (ii) to the extent that the failure to do so could not reasonably be expected to have a material adverse effect on its financial conditions or results of operations.
(f)    Litigation and Contingent Obligations. Except as disclosed in the filings made by Performance Guarantor with the Securities and Exchange Commission, there are no actions, suits or proceedings pending or, to the best of Performance Guarantor’s knowledge threatened against or affecting Performance Guarantor or any of its properties, in or before any court, arbitrator or other body, that could reasonably be expected to have a material adverse effect on (i) the business, properties, condition (financial or otherwise) or results of operations of Performance Guarantor and its Subsidiaries taken as a whole, (ii) the ability of Performance Guarantor to perform its obligations under this Undertaking, or (iii) the validity or enforceability of any of this Undertaking or the rights or remedies of Recipient hereunder. Performance Guarantor does not have any material Contingent Obligations not provided for or disclosed in the financial statements referred to in Section 6(d).
(g)    Financial Covenant~~s~~. Performance Guarantor shall comply at all time with the covenant~~s~~ set forth in Sections ~~6.09 and 6.10~~6.05 of the Credit Agreement as in effect on the date hereof (without giving effect to any amendment, waiver, termination, supplement or other modification thereof unless consented to by the Administrator and the Required Purchaser Agents).

EXHIBIT X
LIST OF RESPONSIBLE OFFICERS
RESPONSIBLE OFFICERS

ENTITY	OFFICERS
AmerisourceBergen Drug Corporation	NAME	TITLE
~~R. David Yost~~Steven H. Collis
~~Michael D. DiCandilo~~
~~David W. Neu~~
Robert P. Mauch
James F. Cleary

John G. Chou
~~Tim G. Guttman~~
J.F. Quinn
~~Diana P. Dunphy~~
~~Daniel T. Hirst~~
James T. Rizol
Kevin Conway
Hyung J. Bak
Robert M. Norton
Kourosh Q. Pirouz

Chief Executive Officer
President
Executive Vice President & Chief Financial Officer
~~Senior~~Executive Vice President~~, Operations~~
~~Senior Vice President~~ and General Counsel ~~& Secretary~~
~~Vice President & Corporate Controller~~
Vice President & Corporate Treasurer
Assistant Treasurer
Senior Vice President
Secretary
Assistant Secretary
Assistant Secretary

AmeriSource Receivables Financial Corporation	NAME	TITLE
~~R. David Yost~~James F. Cleary ~~Michael D. DiCandilo~~ John G. Chou ~~Tim G. Guttman~~ J.F. Quinn ~~Diana P. Dunphy Daniel T. Hirst~~ James T. Rizol Julie Frantz Hyung J. Bak Robert M. Norton Kourosh Q. Pirouz
~~President~~
~~Executive Vice~~ President & Chief Financial Officer
~~Senior~~Executive Vice President and General Counsel ~~& Secretary~~
~~Vice President & Corporate Controller~~
Vice President & Corporate Treasurer
Assistant Treasurer
Assistant Treasurer
Secretary
Assistant Secretary
Assistant Secretary

(iv)	Wells Fargo Bank, National Association’s
Purchaser Group:            $_____________

(v)	Mizuho Bank, Ltd.’s
Purchaser Group:            $_____________

(vi)	Reliant Trust’s
Purchaser Group:            $_____________

(X)    Accordion Ratable Share5:

(i)	Liberty Street Funding LLC’s
Purchaser Group:            $_____________

(ii)	PNC Bank, National Association’s
Purchaser Group:            $_____________

(iii)	Victory Receivables Corporation’s
Purchaser Group:            $_____________

(iv)	Wells Fargo Bank, National Association’s
Purchaser Group:            $_____________

(v)	Mizuho Bank, Ltd.’s
Purchaser Group:            $_____________

(vi)	Reliant Trust’s
Purchaser Group:            $_____________

5For reductions based on the Accordion Ratable Share.

EXHIBIT XIV
FORM OF PURCHASE LIMIT INCREASE REQUEST
___________ , _____
MUFG Bank, Ltd.
1221 Avenue of the Americas
New York, NY 10020
Attention:    Securitization Group
Telephone:    (212) 405-6970
Facsimile:    (212) 782-6448

[Address to each Purchaser Agent]

Ladies and Gentlemen:

Reference is hereby made to the Amended and Restated Receivables Purchase Agreement, dated as of April 29, 2010 (as heretofore amended or supplemented, the “Receivables Purchase Agreement”), among Amerisource Receivables Finance Corporation, as Seller, AmerisourceBergen Drug Corporation, as Servicer, the various purchaser groups from time to time party thereto, and MUFG Bank, Ltd., as Administrator. Capitalized terms used in this Purchase Limit Increase Request and not otherwise defined herein shall have the meanings assigned thereto in the Receivables Purchase Agreement.
This letter constitutes a Purchase Limit Increase Request pursuant to Section 1.1(b) of the Receivables Purchase Agreement. The Seller desires to increase the Purchase Limit and respective Commitments of each Purchaser Group on _____, ____6 . to the following amounts:
(a)    Purchase Limit: $__________________
(b)    Ratable Share of Each Purchaser Group:
(i)    Liberty Street Funding LLC: $___________________
(ii)    PNC Bank, National Association: $__________________
(iii)    Victory Receivables Corporation: $_________________
(iv)    Wells Fargo Bank, National Association: $___________________
(v)    Mizuho Bank, Ltd.: $__________________
(vi)    Reliant Trust: $__________________

6Notice must be given at least 15 Business Days prior to the requested increase, and must be in a minimum amount of $50,000,000

EXHIBIT XV
FORM OF PURCHASE LIMIT DECREASE NOTICE
___________ , _____
MUFG Bank, Ltd.
1221 Avenue of the Americas
New York, NY 10020
Attention:    Securitization Group
Telephone:    (212) 405-6970
Facsimile:    (212) 782-6448

[Address to each Purchaser Agent] - [PURCHASER AGENTS TO PROVIDE]

Ladies and Gentlemen:

Reference is hereby made to the Amended and Restated Receivables Purchase Agreement, dated as of April 29, 2010 (as heretofore amended or supplemented, the “Receivables Purchase Agreement”), among Amerisource Receivables Finance Corporation, as Seller, AmerisourceBergen Drug Corporation, as Servicer, the various purchaser groups from time to time party thereto, and MUFG Bank, Ltd., as Administrator. Capitalized terms used in this Purchase Limit Decrease Notice and not otherwise defined herein shall have the meanings assigned thereto in the Receivables Purchase Agreement.
This letter constitutes a Purchase Limit Decrease Notice pursuant to Section 1.1(b) of the Receivables Purchase Agreement. The Seller desires to decrease the Purchase Limit and respective Commitments of each Purchaser Group on _____, ____7 . to the following amounts:
(a)    Purchase Limit: $__________________
(b)    Ratable Share of Each Purchaser Group:
(i)    Liberty Street Funding LLC: $___________________
(ii)    PNC Bank, National Association: $__________________
(iii)    Victory Receivables Corporation: $_________________
(iv)    Wells Fargo Bank, National Association: $___________________
(v)    Mizuho Bank, Ltd.: $__________________
(vi)    Reliant Trust: $__________________
7Notice must be given at least ten Business Days prior to the requested decrease, and must be in a minimum amount of $50,000,000

(a)    Group Commitments

Purchaser Group	Non-Accordion Group Commitment	Accordion Group Commitment	Group Commitment
Liberty Street Funding LLC	$	$
PNC Bank, National Association	$	$
Victory Receivables Corporation	$	$
Wells Fargo Bank, National Association	$	$
Mizuho Bank, Ltd.	$	$
Reliant Trust	$	$

(b)    Ratable Share and Accordion Ratable Share of ~~E~~each Purchaser Group, expressed as a percentage:

Purchaser Group	Ratable Share	Accordion Ratable Share
Liberty Street Funding LLC
PNC Bank, National Association
Victory Receivables Corporation
Wells Fargo Bank, National Association
Mizuho Bank, Ltd.
Reliant Trust